UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 South Wacker Drive, 12th Floor
Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 12, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Hyatt Hotels Corporation (the “Company”), approved new employment letter agreements between the Company and Thomas J. Pritzker, the Company’s Executive Chairman of the Board, and Mark S. Hoplamazian, the Company’s President and Chief Executive Officer. The Company and each of Messrs. Pritzker and Hoplamazian have each executed the new employment letter agreements.

Mr. Pritzker’s employment letter agreement (the “Pritzker Agreement”) will become effective on January 1, 2013, and will supersede the employment letter agreement between him and the Company dated as of July 30, 2009. Pursuant to the Pritzker Agreement, Mr. Pritzker will continue to serve as Executive Chairman of the Board until December 31, 2015 after which time the Pritzker Agreement will automatically renew for one-year periods. The Company has agreed to use commercially reasonable efforts to appoint Mr. Pritzker as Executive Chairman for so long as he is a member of the Board and as long as he is willing and able to serve in that office, and if he is not so appointed Mr. Pritzker will be entitled to terminate his employment and to the rights and entitlements under the Company’s Corporate Office Severance Plan as in effect and as amended from time to time (the “Severance Plan”) (or, if applicable, the Company’s Executive Change in Control Plan as in effect and as amended from time to time (the “CiC Policy”)) as if his employment were terminated by the Company without cause. The Pritzker Agreement also provides that Mr. Pritzker will be entitled to a base salary of $500,000 per year, subject to certain adjustments and withholdings, to receive annual equity awards under the Amended and Restated Hyatt Hotels Corporation Long Term Incentive Plan (the “LTIP”) with a target grant date fair value of $3,722,500, subject to adjustment by the Committee, and to various other benefits as further described in the Pritzker Agreement.

Mr. Hoplamazian’s employment letter agreement (the “Hoplamazian Agreement”) will become effective on January 1, 2013 and will supersede the employment letter agreement between him and the Company dated as of July 30, 2009. Pursuant to the Hoplamazian Agreement, Mr. Hoplamazian will continue to serve as President and Chief Executive Officer of the Company until December 31, 2015 after which time the Hoplamazian Agreement will automatically renew for one-year periods. The Company has agreed to use commercially reasonable efforts to nominate Mr. Hoplamazian for re-election as a member of the Board for so long as he is President and Chief Executive Officer of the Company, and if he is not re-elected to the Board Mr. Hoplamazian will be entitled to terminate his employment and to the rights and entitlements under the Severance Plan (or, if applicable, the CiC Policy) as if his employment were terminated by the Company without cause. The Hoplamazian Agreement also provides that Mr. Hoplamazian will be entitled to a base salary of $1,015,000 per year, subject to certain adjustments and withholdings and will be eligible to receive an annual incentive payment under the Hyatt Hotels Corporation Executive Incentive Plan, with a target annual incentive payment in an amount equal to 150% of Mr. Hoplamazian’s base salary and a maximum annual incentive payment in an amount equal to 225% of his base salary, subject to adjustment by the Committee. Additionally, Mr. Hoplamazian will be entitled to receive annual equity awards under the LTIP with a target grant date fair value of $4,500,000, subject to adjustment by the Committee, and to various other benefits as further described in the Hoplamazian Agreement. Pursuant to the Hoplamazian Agreement, Mr. Hoplamazian also received, effective December 12, 2012, an award of 40,694 restricted stock units, which have a grant date fair value of $1,500,000, that will vest ratably annually over four years according to the terms of the Company’s form of Restricted Stock Unit Award Agreement.

The foregoing description of the Pritzker Agreement and Hoplamazian Agreement is qualified in its entirety by reference to the terms of such agreements, which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Exhibit Description

10.1	Employment Letter Agreement – Mr. Thomas J. Pritzker

10.2	Employment Letter Agreement – Mr. Mark S. Hoplamazian

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: December 14, 2012	By:	/s/ Gebhard F. Rainer
Gebhard F. Rainer
Executive Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Employment Letter Agreement – Mr. Thomas J. Pritzker

10.2	Employment Letter Agreement – Mr. Mark S. Hoplamazian